Exhibit 10.2

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.
Double asterisks denote omissions.

THE GENERAL HOSPITAL CORPORATION

EXCLUSIVE PATENT LICENSE AGREEMENT

MGH Agreement No: A221317

MGH Case Nos: [**]

This License Agreement (“Agreement”) is made as of the 29th day of August, 2014 (“Effective Date”), by and between Editas Medicine, Inc., a Delaware corporation, with its principal place of business located at 300 Third Street, Cambridge, MA 02142 (“Company”), and The General Hospital Corporation, d/b/a Massachusetts General Hospital, a not-for-profit Massachusetts corporation, with a principal place of business at 55 Fruit Street, Boston, Massachusetts 02114 (“Hospital”), each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Hospital, as a center for patient care, research and education, is the owner of certain Patent Rights, Technological Information, and Tangible Material (defined below) and desires to grant a license of those Patent Rights, Technological Information, and Tangible Material to Company in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of Product and Process (defined below).

Company has the capability to commercially develop, manufacture, distribute and use Product and Process for public use and benefit and desires to license such Patent Rights, Technological Information, and Tangible Material.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. CERTAIN DEFINITIONS

As used in Agreement, the following terms shall have the following meanings, unless the context requires otherwise.

1.1“Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party. The term “control” shall mean (i) in the case of Company, direct or indirect ownership of fifty percent (50%) or more of the voting securities having the right to elect directors, and (ii) in the case of Hospital, the power, direct or indirect, to elect or appoint fifty

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percent (50%) or more of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.2“Agriculture” shall mean (i) plants, fungi, and algae, including the microbiome for said plants, fungi and algae, propagated, cultivated or grown for food, material, clothing, livestock fodder, biofuel, ornamentals, medicine or other purpose and (ii) animals created, bred or raised for human consumption.

1.3“Claim” shall mean any pending or issued and unexpired claim of any Patent Right that has not been (i) permanently revoked, nor held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable, or unappealed in the time allowed for appeal, (ii) disclaimed or rendered unenforceable through disclaimer or otherwise, or (iii) abandoned.

1.4“CRISPR” shall mean clustered regularly interspaced short palindromic repeats.

1.5“Cross-bred Progeny” shall mean any modified descendant of License Material derived from breeding or crossing License Material with another animal or material.

1.6“Distributor” shall mean any third party entity to whom Company, a Company Affiliate or a Sublicensee has granted, express or implied, the right to distribute any Product or Process pursuant to Section 2.1(b)(ii).

1.7“Exclusive License Field” shall mean Agriculture, the prevention and treatment of human disease and the prevention and treatment of animal disease. Specifically excluded from the Exclusive License Field are all use(s) of Product and/or Process for (i) clinical diagnostic assay and (ii) research, development and Sale of research tools, kits and reagents for use in the field of Agriculture.

1.8“FDA” shall mean the United States Food and Drug Administration or foreign equivalent.

1.9“First Commercial Sale” shall mean the initial Sale anywhere in the applicable License Territory of a Product or Process after receipt of all applicable regulatory approvals, including pricing approvals, in the country in which such Product or Process is Sold.

1.10“IND” shall mean Investigational New Drug Application or foreign equivalent.

1.11“License Material” shall mean material as described in Appendix B2.

1.12“License Territory” shall mean worldwide.

1.13“Net Sales” shall be calculated as set forth in this Section 1.13.

(a)	Subject to the conditions set forth below, “Net Sales” shall mean:

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(i)

the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest, by Company and its Affiliates and Sublicensees for or on account of Sales of Products and Processes;

(ii)	less the following amounts:

(A)	to the extent actually allowed or paid as shown in documentation by Company, its Affiliates or its Sublicensees in effecting such Sale:

1.	amounts repaid or credited by reason of rejection, return or recall of Products or Processes;

2.	commercially reasonable trade, quantity or cash rebates or discounts to the extent taken;

3.	commercially reasonable allowances for non-collectible receivables;

4.

amounts for outbound transportation, insurance, packaging, handling and shipping, but only to the extent separately invoiced in a manner that clearly specifies the charges applicable to the applicable Products or Processes; and

5.

taxes, customs duties and other governmental charges levied on or measured by production, Sale, transportation, or delivery of Products or Processes, to the extent separately stated on purchase orders, invoices or other documents of sale that are paid by or on behalf of Company, its Affiliates or its Sublicensees, but not franchise or income taxes of any kind whatsoever.

(B)

the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest, by Company and its Affiliates and Sublicensees for or on account of Sales of Products and Processes to Hospital and Hospital’s Affiliates.

(b)

Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Product or Process between or among Company and any Company Affiliate and/or Sublicensee, unless the transferee is the end purchaser, user or consumer of such Product or Process.

(c)

Net Sales shall not include (a) sales or other transfers of any Product or Process used for clinical trials or other research on such Product or Process or (b) commercially reasonable donations of any Product or Process for charity or

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compassionate use for which Company or its Affiliate or Sublicensee making such donation does not receive consideration.

(d)	No deductions shall be made for any commissions paid to any individuals or for any costs or expenses of collections.

(e)	Net Sales shall be deemed to have occurred and the applicable Product or Process “Sold” on the date of billing or invoicing, or if no such bill or invoice is issued, the date of payment.

(f)

If any Product or Process is Sold (i) in a product or transaction bundle that includes cash consideration that is not included in or provided for in the calculation of Net Sales or Sublicense Income with respect to such transaction and at a discounted price that is lower than the customary price charged or (ii) for non-cash consideration (whether or not at a discount), Net Sales shall be calculated based on the average non-discounted cash amount charged to independent third parties for the Product or Process during the same Reporting Period or, in the absence of such transactions, on the fair market value of the Product or Process assuming an arm’s length transaction made in the ordinary course of business.

1.14 “NDA” shall mean a New Drug Application or foreign equivalent.

1.15“Non-Exclusive License Field” shall mean all fields and purposes other than the Exclusive License Field, including without limitation research associated with eukaryotic cells and prokaryotic cells; research associated with diagnostic assays; research associated with, development of, and Sale of research tools, kits, and reagents, performance of research services, fee for service, creation of animal models, cell lines, custom cell lines, diagnostic molecular/genomic reference standards, and cell lines used for bioproduction. Specifically excluded from the Non-Exclusive License Field is all use(s) of Product and/or Process for clinical diagnostic assay.

1.16“Patent Rights” shall mean, inclusively, any patent or patent application listed in Appendix A and/or the equivalent of such application including any division, continuation, continuation-in-part (but only to the extent of claims directed to the subject matter claimed in the parent application), substitutes, counterparts and/or any foreign equivalents thereof filed in any country, Letters Patent, and/or the equivalent thereof issuing thereon, and/or reissue, reexamination or extension thereof.

1.17“Process” shall mean any process, method or service the use or performance of which, in whole or in part:

(a)	absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

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(b)	employs, incorporates, is based upon, or is derived from Technological Information or Tangible Material.

1.18“Product” shall mean any article, device or composition, the manufacture, use, or sale of which, in whole or in part:

(a)	absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

(b)	employs, incorporates, is based upon, or is derived from Technological Information or Tangible Material.

1.19“Progeny” shall mean any unmodified descendant of License Material.

1.20“Replicate” shall mean any copy or duplicate of License Material.

1.21“Reporting Period” shall mean each three month period ending March 31, June 30, September 30 and December 31.

1.22“Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported, to export or have exported or otherwise to transfer or have transferred a Product or Process for valuable consideration (in the form of cash or otherwise), and further in the case of a Process to use or perform such Process for the benefit of a third party.

1.23“Simple Derivatives” shall mean any substance or material created from or with License Material that constitutes an unmodified functional subunit of or unmodified product expressed by License Material.

1.24“Sublicense Income” shall mean all consideration received by Company or Company Affiliate for sublicensing, transfer, or non-assertion of Patent Rights or rights relating to Product and/or Process, such as license or distribution fees, milestone or option payments, or license maintenance fees, but excluding equity investments at no more than [**]% above fair market value, loans, funding or reimbursement for future research, development (including without limitation process development), manufacturing and commercialization activities by Company at no more than [**]% above fully burdened cost, reimbursement for patent expenses at no more than [**]% above their out-of-pocket cost, and royalties on Net Sales of any Product and/or Process. For clarity, amounts in excess of the aforementioned [**]% above fair market value, fully burdened cost or out-of-pocket cost, as the case may be, shall be considered Sublicense Income. For further clarity, an assignment of Agreement under Section 12.5 is not a sublicense, transfer, or non-assertion of Patent Rights or rights relating to Product and/or Process.

1.25“Sublicensee” shall mean any sublicensee of rights granted in accordance with Section 2.1(a)(iv). For purpose of Agreement, a Distributor of a Product or Process shall not be included in the definition of Sublicensee unless such Distributor (i) is granted any right to make, have made, use

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or have used Products or Processes in accordance with Section 2.1(a)(iv), or (ii) has agreed to pay to Company or its Affiliate(s) royalties on such Distributor’s sales of Products or Processes, in which case such Distributor shall be a Sublicensee for all purposes of Agreement.

1.26“TALE” shall mean transcription activator-like effector.

1.27“Tangible Material” shall mean License Material created by [**] and owned by Hospital or Progeny, Replicates, Cross-bred Progeny or Simple Derivatives of License Material and is not confidential information of, or otherwise obligated to, any third party and which Hospital possesses as of Effective Date or has transferred to Company in accord with Third Amendment of Exclusive Option Agreement with a Third Amendment Effective Date of April 5, 2014.

1.28“Technological Information” shall mean research data, designs, formulae, process information and other information pertaining to the invention(s) described in Patent Rights which is created by [**] and owned by Hospital and is not confidential information of, or otherwise obligated to, any third party and which [**] knows as of the Effective Date and reasonably believes is necessary in order for Company to utilize the licenses granted hereunder, as further described in Appendix B1. Company agrees to treat all Technological Information in accordance with the provisions of Appendix E.

2. LICENSE

2.1Grant of License.

(a)	Subject to the terms of Agreement and Hospital’s rights in Patent Rights, Hospital hereby grants to Company in the License Territory:

(i)

an exclusive, royalty-bearing license, sublicensable in accordance with Section 2.1(a)(iv), under Hospital’s rights in Patent Rights to make, have made, use, have used, Sell, offer for Sale and have Sold Products and Processes in the License Territory in the Exclusive License Field;

(ii)

a non-exclusive, royalty-bearing license, sublicensable in accordance with Section 2.1(a)(iv), under Hospital’s rights in Patent Rights to make, have made, use, have used, Sell, offer for Sale and have Sold Products and Processes in the License Territory in the Non-Exclusive License Field;

(iii)

a non-exclusive, royalty-bearing license, sublicensable in accordance with Section 2.1(a)(iv), to use Technological Information and/or Tangible Material to make, have made, use, have used, Sell, offer for Sale and have Sold Products and Processes in the License Territory in the Exclusive License Field or Non-Exclusive License Field; and

(iv)

the right to grant sublicenses under the rights granted in Section 2.1(a)(i), 2.1(a)(ii) and Section 2.1(a)(iii) to a Sublicensee, provided that in each case Company shall be responsible for the performance of any obligations

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of Sublicensee relevant to Agreement as if such performance were carried out by Company itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to Hospital.

(b)	The license granted in Section 2.1(a) above includes:

(i)

the right to grant to the final purchaser, user, or consumer of Product or Process the right to use such purchased Product or Process in a method coming within the scope of Patent Rights within the License Territory; and

(ii)

the right to grant a Distributor the right to Sell (but not to make, have made, use or have used) such Product and/or Process for or on behalf of Company, its Affiliate, or its Sublicensee in a manner consistent with Agreement.

(c)

The foregoing license grant shall include the grant of such license to any Company Affiliate, provided that such Affiliate shall assume the same obligations as those of Company hereunder and be subject to the same terms and conditions hereunder; and further provided that Company shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by such Affiliate. Company shall provide to Hospital a fully signed, non-redacted copy of each agreement with each Affiliate that assumes the aforesaid obligations, including all exhibits, attachments and amendments and any related documents that alter, amend or otherwise modify such Affiliate’s assumption of such obligations, within [**] days of request by Hospital.

2.2Right to Subcontract. If Company desires to exercise any of the rights or obligations that Company may have under Agreement by subcontracting the exercise or performance of all or any portion of such rights and obligations on Company’s behalf, Company shall be entitled to do so, provided that (a) such contract service providers obtain no rights in or to Patent Rights, Technological Information or License Material, (b) any subcontract granted or entered into by Company as contemplated by this Section 2 of the exercise or performance of all or any portion of the rights or obligations that Company may have under Agreement shall not relieve Company from any of its obligations under Agreement, (c) any act or omission by a subcontractor of Company shall be deemed an act or omission by Company hereunder, and (d) Company shall be responsible for each of its subcontractors complying with all obligations of Company under Agreement (including without limitation all restrictions placed on Company herein).

2.3Sublicenses. Company may, without Hospital’s prior written approval, enter into sublicense agreements, and Company shall provide to Hospital a fully signed non-redacted copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and amendments, and any related documents that alter, amend or otherwise modify the rights or obligations of the Sublicensee under such sublicense agreement, within [**] days of executing the same; provided, however, that Company may redact from such copy (a) the identity of a

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genomic target selected for research, development or commercialization under the sublicense and (b) other proprietary non-public technical information of Company or Sublicensee. Each sublicense granted hereunder shall be consistent with and comply with all terms of Agreement, shall incorporate terms and conditions sufficient to enable Company to comply with Agreement, shall prohibit any further sublicense or assignment by a Sublicensee without Hospital’s prior written consent (except that a Sublicensee may assign the applicable sublicense without Hospital consent to the same extent Company may assign Agreement under Section 12.5) and shall provide that Hospital is a third party beneficiary for the purpose of enforcing all patent challenge, indemnification, and insurance provisions of such sublicense. Upon termination of Agreement or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.7. Any sublicense which is not in accordance with the foregoing provisions shall be null and void. Hospital shall have the right to require Company to obtain Hospital’s prior written approval for Company to enter all subsequent sublicenses if Hospital determines Company has materially failed to comply with the sublicensing provisions of Agreement and has not cured such non-compliance within [**] days after notice by Hospital.

2.4Retained Rights; Requirements. Any and all licenses granted hereunder are subject to:

(a)

the right of Hospital and Hospital’s Affiliates and academic, government and not-for-profit institutions to make and to use the subject matter described and/or claimed in Patent Rights for research and educational purposes; and

(b)

for Patent Rights supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i)	the royalty-free non-exclusive license granted to the U.S. government; and

(ii)	the requirement that any Products used or sold in the United States shall be manufactured substantially in the United States.

2.5No Additional Rights. It is understood that nothing in Agreement shall be construed to grant Company or any of its Affiliates a license, express or implied, under any patent owned solely or jointly by Hospital other than Patent Rights expressly licensed hereunder. Hospital shall have the right to license any Patent Rights to any other party for any purpose outside of the Exclusive License Field or the License Territory.

2.6Disclosure of Technological Information. At Company’s request prior to execution of Agreement, Hospital (through [**]) shall use reasonable efforts to disclose in confidence within [**] days and not more than [**] days after execution of Agreement the Technological Information licensed hereunder.

3. DUE DILIGENCE OBLIGATIONS

3.1Diligence Requirements. Company shall use, and shall cause its Affiliates and Sublicensee, as applicable, to use, commercially reasonable efforts to research, develop and

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make available to the public Product and Process in the License Territory in the Exclusive License Field and Non-Exclusive License Field. Such efforts shall include achieving the following objectives within the time periods designated below following the Effective Date:

(a)

within [**] months of Effective Date and within [**] days after the [**] thereafter commencing after the Effective Date until the [**] anniversary of the Effective Date and within [**] days after the [**] of the Effective Date, Company will [**]; provided that [**];

(b)	within [**] years of Effective Date, Company will [**];

(c)	within [**] years of Effective Date, Company will [**];

(d)	within [**] years of Effective Date, Company will [**];

(e)	within [**] years of Effective Date, Company will [**];

(f)	within [**] years of Effective Date, Company will [**];

(g)	within [**] years of License Effective Date, Company will [**];

(h)	within [**] years of Effective Date, Company will [**]; and

(i)	within [**] years of Effective Date, Company will [**].

Achievement of the foregoing objectives shall be deemed to satisfy Company’s obligations to use commercially reasonable efforts under this Section 3.1.

3.2Diligence Failures. If Hospital determines that Company has failed to fulfill any of its obligations under Section 3.1, then Hospital may treat such failure as a default and may terminate Agreement and/or any license granted hereunder in accordance with Section 10.4.

3.3Diligence Reports. Company shall provide all reports with respect to its obligations under Section 3.1 as set forth in Section 5.

4. PAYMENTS, ROYALTIES, AND EQUITY

4.1License Issue Fee. Company shall pay Hospital a non-refundable license issue fee in the amount of one hundred thousand dollars ($100,000) within [**] days after execution of Agreement.

4.2Patent Cost Reimbursement. Company shall reimburse Hospital for all past patent costs and future reasonable, out-of-pocket costs associated with the preparation, filing, prosecution and maintenance of all Patent Rights (“Patent Costs”). As of the Effective Date, Hospital has incurred approximately [**] dollars ($[**]) in Patent Costs, which amount Company shall pay to Hospital within [**] days after execution of Agreement. Company shall pay to Hospital, or at

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Hospital’s request directly to patent counsel, all other Patent Costs within [**] days of Company’s receipt of an invoice for such Patent Costs either from Hospital or Hospital’s patent counsel. Company agrees to indemnify, defend and hold Hospital harmless from and against any and all liabilities, damages, costs and expenses arising from the failure of Company to timely pay such invoices and Patent Costs. Hospital shall instruct patent counsel to provide copies to Hospital for Hospital’s administrative files of all invoices detailing Patent Costs which are sent directly to Company. If Company pays any Patent Costs directly, Company shall advise patent counsel that Hospital is and shall remain patent counsel’s client.

4.3Annual License Fee; Annual Minimum Royalty. Company shall pay to Hospital the following non-refundable amounts as an annual license fee after each of the following anniversaries of the Effective Date:

(a)	[**] dollars ($[**]) payable on the third anniversary of Effective Date and each subsequent anniversary of Effective Date until and including the Effective Date anniversary in [**]; and

(b)	[**] dollars ($[**]) payable on the anniversary of Effective Date in [**] and each anniversary of Effective Date thereafter.

4.4Milestone Payments. In addition to the payments set forth in Sections 4.1 through 4.3 above, Company shall pay Hospital milestone payments within the scope of Exclusive License Field as follows:

(a)	a one-time payment of [**] dollars ($[**]) with the [**];

(b)	a one-time payment of [**] dollars ($[**]) with the [**];

(c)	[**] dollars ($[**]) with the [**];

(d)	[**] dollars ($[**]) with the [**];

(e)	[**] dollars ($[**]) upon [**] and [**] dollars ($[**]) upon [**];

(f)	[**] dollars ($[**]) upon [**] and [**] dollars ($[**]) upon [**];

(g)	a one-time payment of [**] dollars ($[**]) when total Net Sales of CRISPR- and/or TALE-associated Product or Process in any calendar year reach [**] dollars ($[**]);

(h)	a one-time payment of [**] dollars ($[**]) when total Net Sales of CRISPR- and/or TALE-associated Product or Process in any calendar year reach [**] dollars ($[**]); and

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(i)	a one-time payment of [**] dollars ($[**]) when total Net Sales of CRISPR- and/or TALE-associated Product or Process in any calendar year reach [**] dollars ($[**]).

No payment will be due on a replacement Product or Process for a previously achieved milestone set forth above in this Section 4.4.

For purposes of the milestones set forth above in this Section 4.4, the term [**] shall exclude any [**].

4.5Royalties and Sublicense Income.

(a)

Beginning with the First Commercial Sale in any country in the License Territory, Company shall pay Hospital royalties on Net Sales of Products and Processes on a Product/Process-by-Product/Process and country-by-country basis as follows:

(i)	a royalty of [**] percent ([**]%) of the Net Sales by Company, Company Affiliate, or Company Sublicensee of any Product [**] and/or Process [**];

(ii)	a royalty of [**] percent ([**]%) of the Net Sales by Company, Company Affiliate, or Company Sublicensee of any Product and/or Process [**];

(iii)	a royalty of [**] percent ([**]%) of the Net Sales by Company, Company Affiliate, or Company Sublicensee of any Product and/or Process [**];

(iv)	a royalty of [**] percent ([**]%) of the Net Sales by Company, Company Affiliate, or Company Sublicensee of any Product and/or Process [**];

(v)	a royalty of [**] percent ([**]%) of Net Sales by Company, Company Affiliate, or Company Sublicensee of any Product and/or Process [**];

(vi)	a royalty of [**] percent ([**]%) of Net Sales by Company, Company Affiliate, or Company Sublicensee of any Product and/or Process [**];

(vii)	a royalty of [**] percent ([**]%) of Net Sales by Company, Company Affiliate, or Company Sublicensee of any Product and/or Process [**]; and

(viii)	a royalty of [**] percent ([**]%) of Net Sales by Company, Company Affiliate, or Company Sublicensee of any Product and/or Process [**].

(b)	Company shall pay Hospital the following:

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(i)	[**] percent ([**]%) of Sublicense Income (A) received by Company through the [**] anniversary of Effective Date and (B) is associated with [**];

(ii)	[**] percent ([**]%) of Sublicense Income (A) received by Company after the [**] anniversary of Effective Date and (B) is associated with [**];

(iii)	[**] percent ([**]%) of Sublicense Income (A) received by Company and (B) is associated only with [**];

(iv)	[**] percent ([**]%) of Sublicense Income (A) received by Company and (B) is associated only with [**]; and

(v)	for each [**], the amounts set forth in Section 4.5(b)(i) or (ii), as applicable, plus the lump sum of $[**].

(c)

Company may deduct up to [**] percent ([**]%) of royalties Company, Company Affiliate, or Company Sublicensee pays to a third party for Product and/or Process covered under Sections 4.5(a)(iii)-(viii) from the respective royalty due to Hospital under Sections 4.5(a)(iii)-(viii), but total reduction of each royalty under Sections 4.5(a)(iii)-(viii) will not exceed [**] percent ([**]%).

(d)

Only one royalty shall be due on any Sale of a Product or Process no matter how many Claims cover such Product or Process and no matter how many provisions of Section 4.5(a) apply to such Product or Process. In the event more than one provision of Section 4.5(a) would apply to any Product or Process, only the highest applicable royalty shall be payable on any Sale of such Product or Process.

(e)	Royalties shall be due on a country-by-country and Product/Process-by-Product/Process basis ending on the later of the following:

(i)	the expiration of the last Claim within Patent Rights covering the applicable Product and/or Process; and

(ii)	the tenth anniversary of the date of First Commercial Sale of the applicable Product and/or Process.

(f)

Upon expiration of the obligation to pay royalties on a Product/Process in a country in accordance with Section 4.5(e), the licenses granted hereunder with respect to such Product/Process in such country shall become perpetual, irrevocable, fully paid up, sublicensable licenses.

(g)

In the event any sublicense arrangement includes a sublicense of rights granted under Agreement and a sublicense of rights owned by Company or granted to Company by a third party, Company shall apportion the sublicense income

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payable under such sublicense arrangement to determine the amounts that will be considered Sublicense Income. Such apportionment will be made by Company in good faith, and the basis for such apportionment will be summarized in writing in the report set forth in Section 5.4. For clarity, Company shall not calculate apportionment by deducting from the payments due to Hospital a portion of the amounts payable to third parties in connection with such sublicense in a manner akin to a third party sublicense income offset mechanism.

(h)

All payments due to Hospital under this Section 4.5 shall be due and payable by Company within [**] days after the end of each Reporting Period, and shall be accompanied by a report as set forth in Sections 5.3 and 5.4.

4.6Equity. Company will issue Hospital common stock of Company equivalent to 0.5% of fully diluted capitalization of Company, with anti-dilution through Series A financing of [**] dollars ($[**]) in equity financing, subject to Hospital entering into all reasonable and appropriate stockholders’ agreements, including a stock purchase agreement, right of first refusal and co-sale agreement and voting agreement. Notwithstanding the foregoing, if Hospital’s ownership of Hospital’s stock shall at any time create a conflict of interest affecting Hospital’s ability to conduct clinical trials, clinical studies, clinical research, or clinical validation or if Hospital shall otherwise be required to divest itself of Hospital’s stock due to law or Hospital’s conflict of interest policies, then under the terms of any right of first refusal and co-sale agreement, Hospital shall have the right to elect to transfer Hospital’s stock to any third party accredited investor that is not, and is not an investor in, a competitor of Company without first complying with such rights of first refusal and co-sale (other than the requirement that such third party transferee agrees to be bound by the terms of the right of first refusal and co-sale agreement upon such transfer).

4.7Form of Payment. All payments due under Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference Agreement and its Agreement Number and identify the obligation under Agreement that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, or, solely with respect to Sublicensees, at another commercially reasonable, publicly available, applicable conversion rate as may be provided in a sublicense, on the last working day of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes imposed on Company, except as permitted in the definition of Net Sales.

Checks for all payments due to Hospital under Agreement shall be made payable to Hospital and addressed as set forth below:

Massachusetts General Hospital

BOA-Lockbox Services

PCSR Lockbox #415007

MA5-527-02-07

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2 Morrissey Blvd

Dorchester, MA 02125

Reference Agreement #: A221317

Payments via wire transfer should be made as follows:

ACH Credit: [**]

Federal Reserve Wire: [**]

SWIFT Code: [**]

Account #[**]

Massachusetts General Hospital

[**]

Reference Agreement #: A221317

4.8Overdue Payments. The payments due under Agreement shall, if overdue, bear interest beginning on the first day following the Reporting Period to which such payment was incurred and until payment thereof at a per annum rate equal to [**] percent ([**]%) above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each Reporting Period, not to exceed the maximum permitted by law. Any such overdue payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not preclude Hospital from exercising any other rights it may have as a consequence of the lateness of any payment.

5.REPORTS AND RECORDS

5.1Diligence Reports. Within [**] days after the end of each [**], Company shall report in writing to Hospital on progress made toward the objectives set forth in Section 3.1 during such preceding [**] month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.

5.2Milestone Achievement Notification. Company shall report to Hospital the dates on which it achieves the milestones set forth in Section 4.4 within [**] days of each such occurrence.

5.3Sales Reports. Company shall report to Hospital the date of the First Commercial Sale in each country of the License Territory within [**] days of each such occurrence. Following the First Commercial Sale, Company shall deliver to Hospital within [**] days after the end of each Reporting Period, a report under this Section 5.4 substantially in the format outlined in Appendix C, which report shall be certified as correct by an officer of Company and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding Reporting Period:

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(a)	the number of Products and Processes Sold by Company, its Affiliates and Sublicensees in each country;

(b)

the amounts billed or invoiced, or if no bill or invoice, received, by Company, its Affiliates and Sublicensees for each category or class of Product and Process, in each country, and total billings or payments due or made for all Products and Processes;

(c)

calculation of Net Sales for the applicable Reporting Period in each country, including an itemized listing of permitted offsets and deductions (provided that in the case of sublicenses, this obligation shall apply only to the extent such itemized listing of permitted offsets and deductions is available from a Sublicensee under the terms of the relevant sublicense);

(d)	total royalties payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

(e)	any other payments due to Hospital under Agreement.

If no amounts are due to Hospital for any Reporting Period, the report shall so state.

5.4Sublicense Income Reports. Company shall, along with delivering payment as set forth in Section 4.7, report to Hospital within [**] days of receipt the amount of all Sublicense Income received by Company, and Company’s calculation of the amount due and paid to Hospital from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments in substantially the format outlined in Appendix D.

5.5Audit Rights. Company shall maintain, and shall cause each of its Affiliates and Sublicensees to maintain, complete and accurate records relating to the rights and obligations under Agreement and any amounts payable to Hospital in relation to Agreement, which records shall contain sufficient information to permit Hospital and its representatives to confirm the accuracy of any payments and reports delivered to Hospital and compliance in all other respects with Agreement. Company shall retain and make available, and shall cause each of its Affiliates and Sublicensees to retain and make available, such records for at least [**] years following the end of the calendar year to which they pertain, to an independent, certified public accountant chosen by Hospital and reasonably acceptable to Company upon at least [**] days’ advance written notice, for inspection during normal business hours, to verify any reports and payments made and/or compliance in other respects under Agreement. Such accountant shall not disclose to Hospital any information other than information relating to the accuracy of reports and payments delivered under Agreement. Notwithstanding the foregoing to the contrary, Hospital may not cause an audit of any Sublicensee unless Company has not conducted previously an audit of the relevant Reporting Period and fails or refuses to conduct such audit upon the reasonable written request of Hospital. If Company has conducted previously an audit of the relevant Reporting Period, Company shall make the results of such audit available to the independent, certified public accountant chosen by Hospital and reasonably acceptable to

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Company. If any audit conducted pursuant to the provisions of this Section 5.5 shows an underreporting or underpayment of [**] percent ([**]%) or more in any payment due to Hospital hereunder, Company shall bear the full cost of such audit and shall remit any amounts due to Hospital (including interest due in accordance with Section 4.8) within [**] days of receiving notice thereof from Hospital. Hospital may exercise its rights under this Section 5.5 only [**] and only [**].

6. PATENT PROSECUTION AND MAINTENANCE

6.1Prosecution. Hospital shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in Patent Rights. Company will have sufficient rights to influence the prosecution of Patent Rights within the scope of Exclusive License Field and Non-Exclusive Field. With respect to national stage entry of a patent application, Company shall provide Hospital with a list of countries in which Company would like Hospital to file patent applications. Hospital shall file, prosecute and maintain such patent applications and resulting patents in all jurisdictions requested by Company. If with respect to any patent application, Hospital wishes to file patent applications in additional countries not requested by Company, Hospital shall notify Company, and Company and Hospital shall discuss the commercial value of filing such patent applications in such additional countries. If Company does not agree in writing to the filing of such patent applications in such additional countries within [**] days from said notification, (i) all costs incurred by Hospital in connection with the preparation, filing, prosecution and maintenance of such patent applications in such additional countries shall be excluded from Patent Costs for which Company shall pay or reimburse hereunder, (ii) Hospital may file such patent applications in such additional countries at its own expense, and (iii) such patent applications filed by Hospital in such countries shall not be considered in Patent Rights. Company shall reimburse Hospital for Patent Costs incurred by Hospital relating thereto in accordance with Section 4.2.

6.2Copies of Documents. With respect to any Patent Right licensed hereunder, Hospital shall instruct the patent counsel prosecuting such Patent Right to (i) copy Company on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; (ii) if requested by Company, provide Company with copies of draft applications and other submissions to any patent office prior to filing; and (iii) give due consideration to the comments and requests of Company or its patent counsel, which Hospital and its patent counsel will not unreasonably refuse to incorporate or address.

6.3Company’s Election Not to Proceed. Company may elect to surrender any patent or patent application in Patent Rights in any country upon [**] days advance written notice to Hospital. Such notice shall relieve Company from the obligation to pay for future Patent Costs but shall not relieve Company from responsibility to pay Patent Costs incurred prior to the expiration of the [**] day notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Company shall have no further rights therein and Hospital shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

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6.4Patent Term Extensions. Company shall have the exclusive right to seek patent term extensions or supplemental patent protection, including supplementary protection certificates, in any country in the License Territory in relation to Products and Processes in the Exclusive License Field at Company’s expense. Hospital shall cooperate with Company in connection with all such activities. Hospital will promptly provide any instruments, agreements or other documents reasonably requested by Company in connection with any patent term extension or supplemental patent protection sought by Company that relates to a Patent Right.

6.5Confidentiality of Prosecution and Maintenance Information. Company agrees to treat all information related to prosecution and maintenance of Patent Rights as Confidential Information (as defined in Appendix E) in accordance with the provisions of Appendix E. In addition, Company and Hospital acknowledge and agree that, with regard to filing, prosecution and maintenance of Patent Rights, the interests of the Parties as licensor and licensee are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in Agreement constitutes a waiver of, any legal privilege concerning Patent Rights or a Party’s Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.

7. THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS

7.1Hospital Right to Prosecute. Hospital will protect its Patent Rights from infringement and prosecute accused infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified except Company will have the sole right to enforce Patent Rights against accused infringers within the scope of Exclusive License Field. Company will have the second right to prosecute accused infringers of Patent Rights within the scope of Non-Exclusive License Field. If Company shall have supplied Hospital with written evidence demonstrating to Hospital’s reasonable satisfaction prima facie infringement of a claim of a Patent Right in the Non-Exclusive License Field in the License Territory by a third party which poses a material threat to Company’s rights under Agreement, Company may by notice request Hospital to take steps to protect such Patent Right. Hospital shall notify Company within [**] months of the receipt of such notice whether Hospital intends to prosecute the alleged infringement. If Hospital notifies Company that it intends to so prosecute, Hospital shall, within [**] months of its notice to Company either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer. Hospital shall consult with Company prior to initiating any legal proceedings against an alleged infringer in the Non-Exclusive License Field and shall give due consideration to Company’s reasons, if any, for not initiating a legal proceeding or otherwise making or prosecuting a claim of infringement, which reasons will not be unreasonably disregarded, prior to initiating such legal proceedings.

7.2 Company Right to Prosecute. In accord with Section 7.1, Company may, upon notice to Hospital, initiate legal proceedings against an accused infringer at Company’s expense with respect to a claim of a Patent Right in the License Territory. Before commencing such action, Company and, as applicable, any Affiliate, shall consult with Hospital, concerning, among other things, Company’s standing to bring suit, the advisability of bringing suit, the selection of counsel and the jurisdiction for such action (provided Company must have Hospital’s prior written consent with respect to selection of jurisdiction for any action in which Hospital may be

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joined as a party-plaintiff) and shall use reasonable efforts to accommodate the views of Hospital regarding the proposed action, including without limitation with respect to potential effects on the public interest. Company shall be responsible for all costs, expenses and liabilities in connection with any such action and shall indemnify and hold Hospital harmless therefrom, regardless of whether Hospital is a party-plaintiff, except for the expense of any independent counsel retained by Hospital in accordance with Section 7.5 below.

7.3Hospital Joined as Party-Plaintiff. If Company elects to commence an action as described in Section 7.2 above, Hospital shall have, in its sole discretion, the option to join such action as a party-plaintiff. If Hospital is required by law to join such action as a party-plaintiff, Hospital may either, in its sole discretion, permit itself to be joined as a party-plaintiff at the sole expense of Company, or assign to Company all of Hospital’s right, title and interest in and to the Patent Right which is the subject of such action (subject to all of Hospital’s obligations to the government under law and any other rights that others may have in such Patent Right). If Hospital makes such an assignment, such action by Company shall thereafter be brought or continued without Hospital as a party (unless Hospital remains a necessary party as found by the relevant court or tribunal); provided, however, that Hospital and Company shall enter into a separate agreement providing Hospital with continuing rights of prosecution and maintenance of and requiring Company to continue to meet all of its obligations with respect to prosecution and maintenance of Patent Rights as if the assigned Patent Right were still licensed to Company hereunder.

7.4Notice of Actions; Settlement. Company shall promptly inform Hospital of any action or suit relating to Patent Rights and shall not enter into any settlement, consent judgment or other voluntary final disposition of any action relating to Patent Rights, including but not limited to appeals, that admits liability, wrongdoing, or fault by Hospital without the prior written consent of Hospital, which consent shall not be unreasonably withheld, conditioned or delayed.

7.5Cooperation. Each Party agrees to cooperate reasonably in any action under Section 7 which is controlled by the other Party, provided that the controlling party reimburses the cooperating party for any reasonable costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating party in accordance with this Section 7.5. Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party. The cooperating party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the Party bringing suit in accordance with Section 7.6 only if representation of the cooperating Party by counsel to the Party bringing suit would be inappropriate because of conflict of interests.

7.6Recovery. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of any legal fees and expenses incurred by the Party bringing such proceeding and by the other Party if representation of such other Party by counsel to the Party bringing such proceeding would be inappropriate because of conflict of interests and then the remainder shall be divided between the Parties as follows:

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(a)for any proceedings related to the Exclusive License Field:

(i)Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied; and

(ii)

Hospital shall receive an amount equal to the royalties and other amounts that Company would have paid to Hospital if Company had Sold the infringing Products and Services rather than the infringer, provided that the amounts payable under this clause (ii) shall in no event exceed the amounts payable under clause (i) above; and

(iii)

the balance, if any, remaining after Company and Hospital have been compensated under Section 7.6(a)(i) and (ii) that is attributable to the infringement of Patent Rights shall be shared by the Parties as follows: [**] percent ([**]%) to Company and [**] percent ([**]%) to Hospital if Company brought and prosecuted such proceedings and [**] percent ([**]%) to Company and [**] percent ([**]%) to Hospital if Hospital brought and prosecuted such proceedings.

(b)for any proceedings related to the Non-Exclusive License Field:

(i)Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied; and

(ii)

Hospital shall receive an amount equal to the royalties and other amounts that Company would have paid to Hospital if Company had Sold the infringing Products and Services rather than the infringer, provided that the amounts payable under this clause (ii) shall in no event exceed the amounts payable under clause (i) above; and

(iii)

the balance, if any, remaining after Company and Hospital have been compensated under Section 7.6(b)(i) and (ii) that is attributable to the infringement of Patent Rights shall be shared by the Parties as follows: [**] percent ([**]%) to Company and [**] percent ([**]%) to Hospital if Hospital brought and prosecuted such proceedings and [**] percent ([**]%) to Company and [**] percent ([**]%) to Hospital if Company brought and prosecuted such proceedings.

7.7Patent Validity Challenge by a Third Party. Each Party shall promptly notify the other in the event it receives notice of any legal or administrative action by any third party against a Patent Right, including any oppositions, interference, derivation, revocation, reexamination, inter partes review, post-grant review, nullity action, compulsory license proceeding, or declaratory judgment action. Except as provided in the following sentence, opposition, interference and

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derivation proceedings shall be addressed as provided in Section 6.1. Company shall have the first right to defend in all revocation, reexamination, inter partes review, post-grant review, nullity action, compulsory licensing proceeding, or declaratory judgment actions as provided in Section 7.2. If Company elects not to participate in such action, it shall promptly notify Hospital in writing of its decision not to proceed and Hospital may elect to take over the defense at its own expense. Hospital shall give due consideration to Company’s reasons for not participating or initiating in such action, which reasons will not be unreasonably disregarded, prior to initiating the defense of such action.

7.8Third Party Patent Oppositions and Other Proceedings. If Hospital desires to bring an opposition, action for declaratory judgment, nullity action, interference, inter partes review, post-grant review or other action to challenge the validity, title, enforceability of a patent owned or controlled by a third party that covers or may cover the composition, manufacture, use or commercial sale of any Product or Process in the Exclusive License Field, Hospital shall first consult with Company prior to initiating such action. The Parties shall discuss in good faith the rationale for, and the proposed actions to be taken, with respect to such opposition or other action. Company shall have the first right, but not the obligation to take action. Hospital shall give due consideration to Company’s reasons for not initiating such action, which will not be unreasonably disregarded, prior to initiating such action.

8. INDEMNIFICATION AND INSURANCE

8.1Indemnification.

(a)

Company shall indemnify, defend and hold harmless Hospital and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used, or sold or performed pursuant to any right or license granted under Agreement, except to the extent any such claim, suit, action, demand or judgment results directly from the gross negligence or willful misconduct of an Indemnitee.

(b)

Hospital agrees to provide Company with prompt written notice of any Claim for which indemnification is sought under Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to Hospital to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by counsel retained by Company would be inappropriate because of conflict of interests of such Indemnitee and any other party represented by such counsel.

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Company agrees to keep Hospital informed of the progress in the defense and disposition of such claim and to consult with Hospital prior to any proposed settlement. Hospital may not settle any claim, suit, action, demand or judgment for which it is claiming, or may in the future may make a claim for indemnification, hereunder without the prior written consent of Company.

(c)	This Section 8.1 shall survive expiration or termination of Agreement.

8.2Insurance.

(a)

Beginning at such time as any such product, process or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company, an Affiliate or Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[**] per incident and $[**] annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under Section 8.1 of Agreement. If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate) such self-insurance program must be acceptable to Hospital and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of Company’s liability with respect to its indemnification under Section 8.1 of Agreement.

(b)

Company shall provide Hospital with written evidence of such insurance upon request of Hospital. Company shall provide Hospital with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance; if Company does not obtain replacement insurance providing comparable coverage prior to the expiration of such [**] day period, Hospital shall have the right to terminate Agreement effective at the end of such [**] day period without notice or any additional waiting periods.

(c)

Company shall maintain such commercial general liability insurance beyond the expiration or termination of Agreement during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company or by a licensee, affiliate or agent of Company and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than [**] years.

(d)	This Section 8.2 shall survive expiration or termination of Agreement.

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9. DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1Title to Patent Rights. To the best knowledge of Hospital’s Innovation, Hospital is the owner by assignment from [**] and other inventors of Patent Rights and has the authority to enter into Agreement and license Patent Rights to Company hereunder.

9.2No Warranties. HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.

9.3Limitation of Liability. IN NO EVENT SHALL HOSPITAL OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE TO LICENSEE OR ANY OF ITS AFFILIATES, SUBLICENSEES OR DISTRIBUTORS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF AGREEMENT OR THE LICENSE OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER HOSPITAL SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10. TERM AND TERMINATION

10.1Term. The term of Agreement shall commence on the Effective Date and shall remain in effect until the date on which there are no more pending or issued and unexpired Claims within Patent Rights (“Expiration Date”), unless Agreement is terminated earlier in accordance with any of the other provisions of Section 10. Only upon Expiration Date and all payments from Company to Hospital have been made as required by Agreement, Company shall have a worldwide, perpetual, irrevocable, fully paid up, freely sublicensable license under the rights and licenses granted to Company under Section 2.1; provided, however, that the obligation of Company to pay royalties on Net Sales of Products and Processes for which the royalty term has not expired in accordance with Section 4.5(e) at Expiration Date shall continue uninterrupted until such expiration of Agreement in accordance with Section 4.5(e).

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10.2Termination for Failure to Pay. If Company fails to make any payment due hereunder, Hospital shall have the right to terminate Agreement upon [**] business days written notice, unless Company makes such payments within said [**] day notice period. If payments are not made, Hospital may immediately terminate Agreement at the end of said [**] day period.

10.3Termination for Insurance and Insolvency.

(a)	Insurance. Hospital shall have the right to terminate Agreement in accordance with Section 8.2(b) if Company fails to maintain the insurance required by Section 8.2.

(b)

Insolvency and other Bankruptcy Related Events.   Hospital shall have the right to terminate Agreement immediately upon written notice to Company with no further notice obligation or opportunity to cure if Company: (i) shall become insolvent; (ii) shall make an assignment for the benefit of creditors; (iii) shall file a petition in bankruptcy; or (iv) or shall have a petition in bankruptcy filed against it which shall remain undismissed and unstayed for a period of [**] days.

10.4Termination for Non-Financial Default. If Company, any of its Affiliates or any Sublicensee shall default in the performance of any of its other material obligations under Agreement not otherwise covered by the provisions of Section 10.2 and 10.3, and if such default has not been cured within [**] days after notice by Hospital in writing of such default, Hospital may immediately terminate Agreement, and/or any license granted hereunder with respect to the country or countries in which such default has occurred, at the end of said [**] day cure period.

10.5Challenging Validity. During the term of Agreement, Company shall not challenge, and shall restrict Company Affiliates and Sublicensees from challenging, the validity of Patent Rights and in the event of any breach of this provision Hospital shall have the right to terminate Agreement and any license granted hereunder immediately. In addition, if Patent Rights are upheld Company shall reimburse Hospital for its legal costs and expenses incurred in defending any such challenge. Notwithstanding the foregoing to the contrary, if a Sublicensee is the party so challenging the validity of Patent Rights, Hospital may immediately terminate the rights hereunder only as and to the extent sublicensed to such Sublicensee. For clarity, in the case of any such termination of rights hereunder as and to the extent sublicensed to a Sublicensee, such termination shall not affect the rights hereunder held by Company or any other sublicense, and Agreement and such other sublicenses shall remain in full force and effect.

10.6Termination by Company. Company shall have the right to terminate Agreement by giving ninety (90) days advance written notice to Hospital and upon such termination shall immediately cease all use and Sales of Products and Processes, subject to Section 10.10.

10.7Special Provisions Regarding Breaches by Sublicensees. Notwithstanding anything in this Article 10 to the contrary, if a breach by Company under Section 10.2, 10.3 or 10.4 arises as a result of a breach by a Sublicensee of the terms of a sublicense and Company is using commercially reasonable efforts to cure such breach or terminate such sublicense, Hospital may not terminate Agreement during the pendency of such efforts or thereafter if such breach by such

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Sublicensee is cured or the relevant sublicense is terminated. If Company has used commercially reasonable efforts to cure such breach or terminate such sublicense but has not been able to cure such breach or terminate such sublicense within [**] days after receiving the first written notice of termination from Hospital relating to such breach hereunder, Hospital may not terminate Agreement but may terminate the rights hereunder as and to the extent sublicensed to such Sublicensee. For clarity, any such termination shall not affect the rights hereunder held by Company or any other Sublicense, and Agreement and such other sublicenses shall remain in full force and effect.

10.8Effect of Termination on Sublicenses. In the event of termination of Agreement, any sublicense granted by Company under Agreement shall remain in effect and is hereby assigned to Hospital, provided that (i) Company or the Sublicensee provides Hospital with an unredacted copy of such agreement within [**] days after termination of Agreement, unless an unredacted copy previously has been provided to Hospital; (ii) the Sublicensee agrees in writing to an assignment of such sublicense to Hospital and to the payment of all consideration to Hospital that otherwise would have been payable in connection with such sublicense to Hospital by Company under Agreement; (iii) any obligations in such sublicense that are greater than or inconsistent with the obligations of Hospital under Agreement or the nature of Hospital as an academic and non-profit entity shall be reduced in scope to match those in Agreement, if practicable, or terminated if such reduction in scope is not practicable; and (iv) the Sublicensee agrees in writing that all obligations arising prior to such assignment remain the responsibility of Company and that Hospital is released from any and all liability relating to such obligations; otherwise said sublicense will be terminated.

10.9Effects of Termination of Agreement. Upon termination of Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 5 shall be submitted to Hospital and all royalties and other payments, including without limitation any unreimbursed Patent Costs, accrued or due to Hospital as of the termination date shall become immediately payable. Company shall cease, and shall cause its Affiliates and Sublicensees to cease under any sublicense granted by Company, all Sales and uses of Products and Processes upon such termination, subject to Sections 10.8 and 10.10. The termination or expiration of Agreement or any license granted hereunder shall not relieve Company, its Affiliates or its Sublicensees of obligations arising before such termination or expiration.

10.10Inventory. Upon early termination of Agreement other than for Company default under Section 10.2 or 10.3, Company, Company Affiliates and Company Sublicensees may complete and sell any work-in-progress and inventory of Products that exist as of the effective date of termination provided that (i) Company pays Hospital the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of Agreement, and (ii) Company, Company Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Products within [**] months after the effective date of termination. Upon expiration of Agreement, Company shall pay to Hospital the royalties set forth in Section 4.5(a) on Net Sales of any Product that was in inventory or was a work-in-progress on the date of expiration of the Agreement.

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11. COMPLIANCE WITH LAW

11.1Compliance. Company shall have the sole obligation for compliance with, and shall ensure that any Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Products and Processes, including, but not limited to, those of the Food and Drug Administration and the Export Administration, as amended, and any applicable laws and regulations of any other country in the License Territory. Company agrees that it shall be solely responsible for obtaining any necessary licenses to export, re-export, or import Products or Processes covered by Patent Rights and/or Confidential Information. Company shall indemnify and hold harmless Hospital for any breach of Company’s obligations under this Section 11.1.

11.2Patent Numbers. Company shall cause all Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. Company shall similarly cause all Products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

12. MISCELLANEOUS

12.1Entire Agreement. Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof.

12.2Notices. Any notices, reports, waivers, correspondences or other communications required under or pertaining to Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other party. Notices will be deemed effective (a) three (3) working days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand. Unless changed in writing in accordance with this Section, the notice address for Hospital shall be as follows:

Executive Director, Innovation

Massachusetts General Hospital

101 Huntington Avenue, 4th Floor

Boston, MA 02199

Fax No. [**]

12.3Amendment; Waiver. Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

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12.4Binding Effect. Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.5Assignment. Company may assign or transfer Agreement: (a) without the consent of Hospital, to an Affiliate of Company or in connection with the transfer or sale of all or substantially all of Company’s assets or business related to the Products, Processes and/or Agreement, whether by merger, consolidation, sale of assets, change in control or other transaction, provided that Company promptly shall provide Hospital with a written notice of such assignment including the identity of the assignee or transferee and such assignee or transferee agrees in writing to assume the obligations to Hospital that are being assigned or transferred; and (b) in any other circumstance, only with the prior written consent of Hospital, such consent not to be unreasonably withheld, conditioned or delayed, provided that Hospital may withhold such consent if Hospital reasonably believes that the value of Hospital’s equity ownership in Company is not being treated equitably. Company shall notify Hospital in writing of any such assignment and provide a copy of the assignment and assumption agreement or other documentary evidence sufficient to demonstrate Company’s compliance with this Section 12.5 within [**] days after such assignment. Failure of an assignee to agree to be bound by the terms hereof or failure of Company to notify Hospital and provide copies of assignment documentation shall be grounds for termination of Agreement for default.

12.6Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under Agreement with reasonable dispatch whenever such causes are removed.

12.7Use of Name. Neither Party shall use the name of the other Party or of any trustee, director, officer, staff member, employee, student or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name is to be used. For Hospital, such approval shall be obtained from Hospital’s VP of Public Affairs. This restriction on use of the name of Hospital and any trustee, director, officer, staff member, employee, student or agent of Hospital shall not apply to factual statements identifying Company as a licensee of technology, inventions or intellectual property rights of Hospital (including for this purpose, identifying the past or present affiliation of any consultant, advisor, employee or director of Company).

12.8Press Release. Notwithstanding the provisions of Section 12.7, after execution of Agreement, the Parties will use reasonable efforts in a timely manner to agree upon a public communications plan that will define the nature and scope of the information relating to Agreement and the relationship among the Parties that will be disclosed publicly and Company may issue a press release in such form as is consistent with such communications plan and mutually acceptable to the Parties. Once such a public statement or public disclosure has been approved in accordance with Sections 12.7 and 12.8, then either Party may appropriately communicate information contained in such permitted statement or disclosure.

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12.9Governing Law. Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Each Party agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit or action in law or equity arising in any way out of Agreement or the subject matter hereof.

12.10Hospital Policies. Company acknowledges that Hospital’s employees and medical and professional staff members and the employees and staff members of Hospital’s Affiliates are subject to the applicable policies of Hospital and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters.

12.11Severability. If any provision(s) of Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the Parties that the remainder of Agreement shall not be effected thereby. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the Parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.11Survival. In addition to any specific survival references in Agreement, Articles 1, 11 and 12 and Sections 2.4, 2.5, 4.2, 4.7, 4.8, 5.3, 5.4, 5.5, 6.4, 6.5, 7.6, 8.1, 8.2, 9.2, 9.3, 10.1 (in the case of expiration of Agreement in accordance with Section 10.1) 10.7, 10.8, 10.9, and 10.10 shall survive termination or expiration of Agreement. Any other rights, responsibilities, obligations, covenants and warranties which by their nature should survive Agreement shall similarly survive and remain in effect.

12.12Interpretation. The parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.13Headings. All headings are for convenience only and shall not affect the meaning of any provision of Agreement.

Confidential	Execution Copy

IN WITNESS WHEREOF, the Parties have caused Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

EDITAS MEDICINE, INC.		GENERAL HOSPITAL CORPORATION

BY:	/s/ Katrine Bosley	BY:	/s/ Seema Basu, Ph.D.
	Name: Katrine Bosley		Name: Seema Basu, Ph.D.

TITLE:	CEO	TITLE:	Associate Director

DATE:	August 29, 2014	DATE:	August 29, 2014